Exhibit 4.3

THIS NOTE AND THE SHARES OF PREFERRED STOCK WHICH MAY BE PURCHASED UPON THE CONVERSION OF THIS NOTE (AND THE SHARES OF COMMON STOCK WHICH MAY BE ISSUED UPON CONVERSION OF SUCH SHARES OF PREFERRED STOCK) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND SUCH SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE ACT AND THE RULES AND REGULATIONS THEREUNDER. THE CONVERSION OF THIS NOTE IS SUBJECT TO THE APPLICABLE REQUIREMENTS OF THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN AMENDED AND RESTATED INTERCREDITOR AND SUBORDINATION AGREEMENT DATED AS OF MAY 28, 2004, AS AMENDED (THE “INTERCREDITOR AGREEMENT”) BY AND AMONG PEQUOT PRIVATE EQUITY FUND III, L.P., AS COLLATERAL AGENT, THE JUNIOR LENDERS NAMED THEREIN, ANALEX CORPORATION (THE “BORROWER”) AND BANK OF AMERICA, N.A. (THE “SENIOR LENDER”), TO THE INDEBTEDNESS

(INCLUDING INTEREST) OWED BY THE BORROWER PURSUANT TO THAT CERTAIN AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF MAY 28, 2004 (THE “CREDIT AGREEMENT”), BY AND AMONG THE BORROWER, SUBSIDIARIES OF THE BORROWER FROM TIME TO TIME PARTY THERETO AND THE SENIOR LENDER, AS SUCH CREDIT AGREEMENT HAS BEEN AND HEREAFTER MAY BE AMENDED, SUPPLEMENTED, RESTATED OR OTHERWISE MODIFIED FROM TIME TO TIME (SUBJECT TO THE TERMS OF THE INTERCREDITOR AGREEMENT) AND TO INDEBTEDNESS REFINANCING THE INDEBTEDNESS UNDER THAT AGREEMENT AS CONTEMPLATED BY THE INTERCREDITOR AGREEMENT.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SENIOR IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN JUNIOR INTERCREDITOR AND SUBORDINATION AGREEMENT (THE “JUNIOR INTERCREDITOR AGREEMENT”) DATED AS OF MAY 28, 2004 BY AND AMONG PEQUOT PRIVATE EQUITY FUND III, L.P., AS COLLATERAL AGENT, THE OTHER PARTIES NAMED THEREIN AND THE BORROWER, TO THE INDEBTEDNESS (INCLUDING INTEREST) OWED BY THE BORROWER PURSUANT TO THAT CERTAIN SUBORDINATED NOTE AND SERIES A CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT DATED AS OF JULY 18, 2003 (THE “SERIES A PURCHASE AGREEMENT”), BY AND AMONG THE BORROWER, PEQUOT PRIVATE EQUITY FUND III, L.P. AND PEQUOT OFFSHORE PRIVATE EQUITY PARTNERS III, L.P. EACH HOLDER OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE INTERCREDITOR AGREEMENT, THE JUNIOR INTERCREDITOR AGREEMENT AND THE PURCHASE AGREEMENT DATED AS OF MAY 28, 2004 BETWEEN THE BORROWER AND THE PURCHASERS NAMED THEREIN (AS MODIFIED AND SUPPLEMENTED AND IN EFFECT FROM TIME TO TIME, THE “SERIES B PURCHASE AGREEMENT”), COPIES OF WHICH ARE AVAILABLE TO THE HOLDERS HEREOF WITHOUT CHARGE UPON WRITTEN REQUEST TO THE BORROWER AT ITS PRINCIPAL PLACE OF BUSINESS.

THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE ARE SUBJECT TO THE TERMS OF A CERTAIN AMENDED AND RESTATED STOCKHOLDERS’ VOTING AGREEMENT, DATED MAY 28, 2004, AMONG THE BORROWER AND CERTAIN STOCKHOLDERS SIGNATORY THERETO (THE “STOCKHOLDERS’ AGREEMENT”). THE STOCKHOLDERS’ AGREEMENT CONTAINS CERTAIN RESTRICTIVE PROVISIONS RELATING TO THE VOTING OF SUCH SECURITIES (INCLUDING THE GRANT OF AN IRREVOCABLE PROXY RELATIVE TO VOTING MATTERS). A COPY OF THE STOCKHOLDERS’ AGREEMENT IS ON FILE AT THE BORROWER’S PRINCIPAL OFFICES. UPON WRITTEN REQUEST TO THE BORROWER’S SECRETARY, A COPY OF THE STOCKHOLDERS’ AGREEMENT WILL BE PROVIDED WITHOUT CHARGE TO THE HOLDER HEREOF.

THIS NOTE MAY NOT BE ASSIGNED, NEGOTIATED OR TRANSFERRED EXCEPT AS SET FORTH HEREIN.

THIS NOTE MAY NOT BE CONVERTED PRIOR TO STOCKHOLDER APPROVAL, AS DESCRIBED HEREIN.

SECURED SENIOR SUBORDINATED CONVERTIBLE PROMISSORY NOTE

$	May 28, 2004

FOR VALUE RECEIVED, the undersigned, Analex Corporation, a Delaware corporation (the “Borrower”), promises to pay to                      (the “Holder”), the principal sum of                      ($            ) with interest on the unpaid balance from the date hereof, at the rate of seven percent (7%) per annum in lawful money of the United States of America, at                         , or at such other place as the Holder may designate in writing. This Note is one of the secured, senior subordinated convertible promissory notes (collectively, the “Notes”) referred to in, and purchased pursuant to, the Series B Purchase Agreement and evidences a borrowing from the Holder by the Borrower under the Series B Purchase Agreement. The obligations of the Borrower under this Note are secured as provided in the Series B Purchase Agreement. This Note is subject to acceleration pursuant to the terms of the Series B Purchase Agreement.

The principal of this Note shall be due and payable in full on the date that is 120 days following the date of issuance hereof; provided, however, that if the SEC reviews the Company’s filings seeking Stockholder Approval, this Note shall be due and payable in full on the date that is 180 days following the date of issuance hereof (the “Maturity Date”).

Interest on this Note shall be due and payable in cash quarterly in arrears on each of June 30, 2004 and if the Maturity Date has not occurred, September 30, 2004 and ending with a final partial quarterly interest payment on the Maturity Date; provided, however, that if (a) the Borrower’s available cash for operations for the 12-month period immediately following the date any quarterly interest installment would otherwise be paid in cash, is less than One Million Dollars ($1,000,000) in excess of the business projections for the Borrower approved by the Board of Directors of the Borrower (the “Board”) for such 12-month period (which projections will be updated and presented to the Board for each calendar quarter) or (b) the Borrower’s payment of such interest will result in a default under any Senior Indebtedness, and the Holder has received notice thereof from the Borrower, then, at the option of the Borrower, the accrued interest on this Note may be added to the principal of this Note rather than being paid in cash. The Borrower shall provide the Holder with five (5) business days’ prior written notice of the exercise of such option in accordance with the terms of Section 10(d) below which notice shall set forth in reasonable detail the calculations of such cash available for operations and the Borrower’s projections or the applicable default under any Senior Indebtedness.

All computations of interest payable hereunder shall be made on the basis of the actual number of days in the period for which such interest is payable and a year of 365 or 366 days, as applicable.

Notwithstanding any other provision of this Note, to the extent permitted by applicable law, interest shall be due and payable on any overdue unpaid installment of principal or interest on this Note (including amounts due and unpaid upon any acceleration of this Note) within five (5) days of its due date at a rate equal to the lesser of (i) fourteen percent (14%) and (ii) the maximum rate permitted by applicable law. Notwithstanding anything to the contrary herein, interest that is accrued and added to the principal amount of this Note pursuant to the second previous paragraph hereof shall not be considered overdue unless and until the principal on this Note is due.

Notwithstanding anything to the contrary contained in the immediately preceding paragraph and in addition to the remedies provided to the Holder in the Series B Purchase Agreement, if an Event of Default pursuant to Section 6.1(o) of the Series B Purchase Agreement has occurred and is continuing, interest shall immediately be due and payable at a rate equal to the lesser of (i) fourteen percent (14%) per annum and continuously increasing thereafter at the end of each successive calendar quarter at a rate of three quarters of one percent (.75%) and (ii) the maximum rate permitted by applicable law, in either case, for so long as any amounts payable under this Note remain outstanding.

1. No Prepayment of the Note. The principal of this Note and the interest accrued hereon may not be prepaid without the prior written consent of the holders of a majority of the then outstanding aggregate principal amounts of all Notes.

2. Automatic Conversion. On the date of the Stockholders Approval, the outstanding principal of and accrued and unpaid interest on this Note shall be automatically converted into that number of fully paid and non-assessable shares of Series B Preferred Stock determined by dividing (i) the sum of the aggregate principal amount of this Note and the interest accrued and unpaid thereon by (ii) an amount equal to the Series B Original Issue Price per share then in effect as set forth in that certain Certificate of Designations, Powers, Preferences and Rights of the Series B Convertible Preferred Stock, dated May 27, 2004. This Note may not be converted prior to Stockholder Approval.

3. No Fractional Shares. No fractional shares of Series B Preferred Stock shall be issued upon conversion of this Note. In lieu of any fractional share to which the Holder would otherwise be entitled, the Borrower shall (after aggregating all shares into which the Notes held by each holder could be converted) pay cash equal to such fraction multiplied by the Series B Original Issue Price at the close of business on the date of conversion.

4. Event of Default; Remedies. Upon the occurrence and during the continuance of an Event of Default, this Note may be accelerated in the manner described in the Series B Purchase Agreement and the Holder and the Collateral Agent shall have all of the rights and remedies provided in the Series B Purchase Agreement.

5. Waiver of Certain Rights. Subject to any applicable notice periods, all parties to this Note, including Borrower and any sureties, endorsers, or guarantors, hereby waive protest, presentment, notice of dishonor, and notice of acceleration of maturity and agree to continue to remain bound for the payment of principal, interest and all other sums due under this Note notwithstanding any change or changes by way of release, surrender, exchange, modification or substitution of any security for this Note or by way of any extension or extensions of time for the payment of principal and interest; and all such parties waive all and every kind of notice of such change or changes and agree that the same may be without notice or consent of any of them.

6. Enforcement. The Holder may enforce this Note as described in the Series B Purchase Agreement.

7. Subordination. Repayment of this Note shall be subordinated to the extent and in the manner set forth in the Intercreditor Agreement and in the Series B Purchase Agreement. The Holder hereby agrees that it will enter into a subordination agreement with any Senior Lender in connection with any Senior Credit Facility containing terms no less favorable, as a whole, to the holders of the Notes than those in the Intercreditor Agreement.

8. Seniority. Repayment of this Note shall rank senior to any and all outstanding Indebtedness issued by the Borrower pursuant to the Series A Purchase Agreement in the manner set forth in the Junior Intercreditor Agreement and in the Series B Purchase Agreement. Notwithstanding anything contained in Section 7 to the contrary, if the Senior Indebtedness is fully repaid or ceases to exist on its terms and the Borrower has not borrowed any additional amounts from any Senior Lender, until the issuance of any Senior Indebtedness, the repayment of this Note and priority with respect to the security interests granted to the Holder pursuant to the Series B Purchase Agreement shall rank senior to any and all existing and future Indebtedness incurred by the Borrower, including the Indebtedness created under the Series A Purchase Agreement.

9. Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Series B Purchase Agreement.

10. Miscellaneous. The following general provisions apply:

(a) This Note, and the obligations and rights of the Borrower hereunder, shall be binding upon and inure to the benefit of the Borrower, the Holder, and their respective heirs, personal representatives, successors and assigns. The Holder may transfer this Note, the shares of Series B Preferred Stock issuable upon conversion of this Note, and the shares of Common Stock issuable upon conversion of such shares of Series B Preferred Stock, and the rights and obligations attached thereto, so long as (a) any such transfer(s) comply with applicable securities laws and the terms of that certain Co-Sale Agreement, dated May 28, 2004, among the Borrower and the other parties named therein, as amended and (b) unless such securities have been registered in accordance with all applicable securities laws and transferred pursuant to a non-private, open market transaction on the securities exchange on which the Company’s Common Stock is listed, if such transferee is not a United States citizen or an entity formed under the laws of a U.S. jurisdiction, the Holder obtains the Borrower’s consent for such transfer (which shall not be unreasonably withheld).

(b) No amendment or waiver of any provision of the Note, nor consent to any departure by a party herefrom, shall in any event be effective unless the same shall be in writing and signed by the holders holding 66 2/3% of the then outstanding aggregate principal amounts of the Notes. Any amendment, waiver or consent so made or effected shall be binding upon all of the holders of the Notes; provided, however, the principal amount of this Note shall not be reduced or the collateral for this Note released without the prior written consent of the holders of at least 75% of the then outstanding aggregate principal amounts of the Notes and, provided further, that the Borrower shall provide all holders of Notes with amended versions of their respective Notes. Any principal so reduced shall be so reduced proportionally for all such holders of the Notes.

(c) All payments shall be made in such coin and currency of the United States of America as at the time of payment shall be legal tender therein for the payment of public and private debts.

(d) All notices, requests, consents and demands hereunder shall be made in writing in the manner described in the Series B Purchase Agreement.

(e) Whenever possible, each provision of this Note will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Note will be reformed, construed and enforced in such jurisdiction to the greatest extent possible to carry out the intentions of the parties hereto.

(f) This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Delaware.

Signature on the following page

IN WITNESS WHEREOF, the Borrower has caused this instrument to be executed in its corporate name by a duly authorized officer, by order of its Board of Directors as of the day and year first above written.

ANALEX CORPORATION

By:

	Name:	Sterling E. Phillips, Jr.
	Title:	Chief Executive Officer

Signature Page to Analex Corporation Secured Subordinated Convertible Note